Exhibit 99.1

Azenta Completes Sale of B Medical Systems

BURLINGTON, Mass., July 8, 2026 (PRNewswire) – Azenta, Inc. (Nasdaq: AZTA) today announced the completion of the previously disclosed sale of its B Medical Systems business to Thelema S.à r.l.
The transaction was originally announced on December 29, 2025 and closed on July 1, 2026 following the satisfaction of all closing conditions. Under the terms of the agreement, Azenta sold B Medical Systems for a fixed purchase price of $63 million in cash, of which $35 million was funded through a short-term secured vendor loan from an Azenta subsidiary to Thelema. Additional details regarding the transaction are available in the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission.
"The completion of this transaction advances our strategy to simplify and focus the portfolio on our core life sciences businesses," said John Marotta, President and Chief Executive Officer of Azenta. "With enhanced financial flexibility and a continued focus on our core growth platforms, we are well positioned to drive sustainable growth and long-term value for our shareholders.”

About Azenta Life Sciences
Azenta, Inc. (Nasdaq: AZTA) is a leading provider of life sciences solutions worldwide, enabling life science organizations around the world to bring impactful breakthroughs and therapies to market faster. Azenta provides a full suite of reliable cold-chain sample management solutions and multiomics services across areas such as drug development, clinical research and advanced cell therapies for the industry's top pharmaceutical, biotech, academic and healthcare institutions globally. Our global team delivers and supports these products and services through our industry-leading brands, including GENEWIZ, FluidX, Ziath, 4titude, Limfinity, Freezer Pro, and Barkey.

Azenta is headquartered in Burlington, MA, with operations in North America, Europe and Asia. For more information, please visit www.azenta.com.

Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the federal securities laws, including statements regarding the expected benefits of the completed transaction, the Company’s future strategic priorities and capital allocation plans, and the anticipated repayment or refinancing of the vendor loan described above. These forward-looking statements are based on current expectations and assumptions and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including: Thelema’s ability to complete its third-party financing to repay the vendor loan at or prior to maturity; the risk of a default by Thelema under the vendor loan; the Company’s ability to realize the expected benefits of the transaction and to execute on its strategic priorities and capital allocation plans; and the other factors described in the Company’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. Any forward-looking statement in this press release speaks only as of the date on which it is made, and, except as required by applicable law, the Company undertakes no obligation to publicly update or revise any forward-looking statement, whether because of new information, future developments or otherwise.

INVESTOR CONTACTS:
Yvonne Perron
Vice President, Financial Planning & Analysis and Investor Relations
ir@azenta.com

Maria Isabel Cuartas
Manager Investor Relations
ir@azenta.com